                                                                   Exhibit 4.3.2

                          CALCULATION AGENCY AGREEMENT
                                     BETWEEN
                                 THE KROGER CO.
                                       AND
                                 CITIBANK, N.A.


August 16, 2001


                   The Kroger Co., an Ohio corporation (the "Company"), proposes to issue and sell $250,000,000 aggregate principal amount of its Puttable Reset Securities (PURS) due August 16, 2012 (the "Bonds") in accordance with the terms of the Indenture, dated as of June 25, 1999, as supplemented by the First Supplemental Indenture, dated as of June 25, 1999, the Second Supplemental Indenture, dated as of June 25, 1999, the Third Supplemental Indenture, dated as of June 25, 1999, the Fourth Supplemental Indenture, dated as of September 22, 1999, the Fifth Supplemental Indenture, dated as of September 22, 1999, the Sixth Supplemental Indenture, dated as of September 22, 1999, the Seventh Supplemental Indenture, dated as of February 11, 2000, the Eighth Supplemental Indenture, dated as of February 11, 2000, the Ninth Supplemental Indenture, dated as of August 21, 2000, the Tenth Supplemental Indenture, dated as of May 11, 2001, the Eleventh Supplemental Indenture, dated as of May 11, 2001 and the Twelfth Supplemental Indenture, dated as of August 16, 2001 (collectively, the "Indenture"), in each case among the Company and U.S. Bank, N.A. f/k/a Firstar Bank, N.A., as trustee (the "Trustee") and, as applicable, the Guarantors named therein. Terms used but not defined herein shall have the meanings assigned to them in the Bonds.

                  For the purpose of appointing an agent to perform the functions of Calculation Agent as described in the Bonds, and for other reasons related thereto, the Company and Citibank, N.A. hereby agree as follows (it being understood that the references to Citibank, N.A. in subsection 1 through 4 below mean such firm in its capacity as Calculation Agent, in sections 5 and 6 below mean such firm in its individual capacity and not as Calculation Agent, and in sections 7 through 12 below mean such firm in either capacity, as the context may require):

                  1. Upon the terms and subject to the conditions contained herein, the Company hereby appoints Citibank, N.A. as agent (solely in such capacity, the "Calculation Agent") for the purpose of performing the functions of Calculation Agent as described in the Bonds.

                  2. (a) Subject to sections 3 and 4 below, the Calculation Agent agrees to perform the functions of the Calculation Agent described in the Bonds. The


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

Calculation Agent shall require each financial institution that is to act as a Reference Dealer to execute a Reference Dealer agreement substantially in the form attached hereto as Annex A, with such changes as Citibank, N.A., in its individual capacity, reasonably may request with the approval of the Company.

                     (b) Upon the request of a registered holder of Bonds, the Trustee or the Company, the Calculation Agent shall inform such holder, the Trustee or the Company of the results of any calculation or determination.

                  3. The Calculation Agent accepts and agrees to perform its obligations set forth herein, upon the terms and subject to the conditions hereof, including the following, to all of which the Company and the Trustee agree:

                  (a) The Company promises to reimburse the Calculation Agent for the reasonable out-of-pocket expenses (including counsel fees and expenses) incurred by it in connection with the services rendered hereunder by it as Calculation Agent upon receipt of such invoices as the Company shall reasonably require. The Company also agrees to indemnify the Calculation Agent for, and to hold it harmless against, any and all loss, liability, damage, claims or expense (including the costs and expenses, including reasonable legal fees and expenses, of defending against any claim of liability) incurred by the Calculation Agent that arises out of or in connection with its acting as Calculation Agent hereunder, except such as may result from the gross negligence or bad faith of the Calculation Agent. The Calculation Agent shall incur no liability to and shall be indemnified and held harmless by the Company for, or in respect of, any actions taken, omitted to be taken or suffered to be taken in good faith by the Calculation Agent in reasonable reliance upon (i) the written opinion of counsel satisfactory to it or (ii) instructions from the Trustee or the Company. The Calculation Agent shall not be liable for any error resulting from the use of or reliance on a source of information used in good faith and with due care to make any determination, calculation or declaration hereunder. In no event shall the Calculation Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Calculation Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The provisions of this paragraph shall survive the termination of this Agreement.

                  (b) In acting under this Agreement and in connection with the Bonds, the Calculation Agent is acting solely as agent of the Company and does not assume any obligations to, or relationship of agency or trust for or with, any of the owners or holders of the Bonds.

                  (c) Notwithstanding any other provision to the contrary set forth in this Agreement, the Calculation Agent shall be protected against and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon the terms of the Bonds or any notice, direction, certificate, affidavit, statement or other paper, document or communication reasonably believed by it to be



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

genuine and to have been approved or signed by the proper party or parties.

                  (d) The Calculation Agent shall be obligated to perform such duties and only such duties as are specifically set forth for the Calculation Agent herein or in the Bonds, and no implied duties or obligations shall be read into this Agreement against the Calculation Agent.

                  (e) The Calculation Agent may, upon obtaining the prior written consent of the Company, perform any duties hereunder through agents or attorneys, and the Calculation Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

                  (f) The Company will not, without first obtaining the prior written consent of the Calculation Agent, make any change to the terms of the Bonds if such change would materially and adversely affect the Calculation Agent's rights, duties and obligations under this Agreement.

                  (g) The Calculation Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken in good faith or anything suffered in good faith by it in reliance upon anything contained in the Bonds, the Indenture, the Prospectus Supplement dated August 9 2001 or the Prospectus dated June, 18, 2001 relating to the Bonds (together, the "Prospectus") or any information supplied to the Calculation Agent by the Company pursuant to this Agreement excluding any information supplied by the Calculation Agent in any capacity.

                  (h) The Calculation Agent, whether acting for itself or in any other capacity, its partners, officers, directors, employees and shareholders or any affiliate of the Calculation Agent may become the owner, holder or pledgee of Bonds (or the owner, holder, pledgee or obligor with respect to any option, swap or other contract related thereto) with the same rights as it would have had if it were not acting hereunder as Calculation Agent and may engage or be interested in any financial or other transaction with the Company as fully as if it were not the Calculation Agent.

                  (i) The Calculation Agent shall promptly provide to the Trustee a written report of all determinations and calculations required to be made by the Calculation Agent pursuant to the terms of this Agreement and the Bonds. The Trustee may conclusively rely on all of the information provided to it pursuant to the preceding sentence without further investigation on its behalf.

                  Any determination or calculation made by the Calculation Agent in accordance with the terms of this Agreement and the Bonds shall be final and binding on the Company, the Trustee and the Holders and owners of the Bonds, absent manifest error.

                  4. (a) The Calculation Agent may at any time resign as Calculation



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Agent by giving written notice to the Company (with a copy to the Trustee) of such intention on its part, specifying the date on which its desired resignation shall become effective; PROVIDED, HOWEVER, that such date shall not be earlier than 30 days after the receipt of such notice by the Company, unless the Company agrees in writing to accept less notice. The Company may remove the Calculation Agent at any time, but only for cause, by filing with the Calculation Agent (with a copy to the Trustee) any instrument in writing signed on behalf of the Company and specifying such removal, the reasons for such removal and the date when such removal is intended to become effective. Such resignation or removal shall take effect upon the date of the appointment by the Company, as hereinafter provided, of a successor Calculation Agent. If at least 30 days prior to the next succeeding Calculation Date after notice of resignation or removal has been given, a successor Calculation Agent has not been appointed, the Calculation Agent may petition a court of competent jurisdiction to appoint a successor Calculation Agent. A successor Calculation Agent shall be appointed by the Company by an instrument in writing signed on behalf of the Company and the successor Calculation Agent. Upon the appointment of a successor Calculation Agent and acceptance by it of such appointment, the Calculation Agent so superseded shall cease to be such Calculation Agent hereunder. Upon its resignation or removal, the Calculation Agent shall be entitled to the reimbursement of all reasonable out-of-pocket expenses incurred in connection with the services rendered hereunder by it as Calculation Agent.

                  (b) Any successor Calculation Agent appointed hereunder shall execute and deliver to its predecessor, the Company and the Trustee an instrument accepting such appointment hereunder and agreeing to perform the functions of the Calculation Agent under the Bonds and the obligations of the Calculation Agent under this Agreement and to be bound by this Agreement, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as such Calculation Agent hereunder, and such predecessor Calculation Agent, upon payment of its charges and disbursements then unpaid, shall thereupon become obliged to transfer and deliver, and such successor Calculation Agent shall be entitled to receive and the predecessor Calculation Agent shall provide, copies of any relevant records maintained by such predecessor Calculation Agent.

                  (c) Any corporation, partnership, limited liability company or other entity into which the Calculation Agent may be merged or converted or with which the Calculation Agent may be consolidated, or any corporation, partnership, limited liability company or other entity resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, shall, to the extent permitted by applicable law, be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto PROVIDED that such successor Calculation Agent shall assume, or be deemed to have assumed, all of the obligations and liabilities of its predecessor under this Agreement. Notice of any such merger, conversion, consolidation or sale shall forthwith be given to the Company


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

and the Trustee.

                  (d) The foregoing indemnity, reimbursement and other provisions of this Agreement will survive any resignation or removal of the Calculation Agent. The agreements of the parties set forth above will be binding upon and inure to the benefit of their respective successors.

                  5. For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company hereby agrees with Citibank, N.A., in its individual capacity and not as Calculation Agent, as follows:

                  (a) If at any time Citibank, N.A., with the advice of its counsel and after consultation with the Company and its counsel, determines that registration of the Bonds under the Securities Act of 1933 (or any successor law), as it may be amended from time to time, is required in order for Citibank, N.A. to resell the Bonds on any Reset Date as contemplated in the Prospectus, the Company will, at its own expense, cause the Bonds to be so registered in time to permit such resale of the Bonds on the relevant Reset Date.

                  (b) Notwithstanding any provision to the contrary set forth in the Indenture, the Company will not purchase any Bonds in the open market, by tender offer, in a private transaction or otherwise, except pursuant to any purchase obligation it may have under the Bonds or with the prior written consent of Citibank, N.A., as holder of the Call Option.

                  (c) Notwithstanding any provision to the contrary set forth in the Indenture, the Company will not cause or permit the provisions of any Bond (or the Indenture, as it relates to any Bond) to be modified in any way without the prior written consent of Citibank, N.A. (including with respect to the payment and settlement provisions of paragraph 5 of the Bonds).

                  (d) The Bonds and the Indenture, insofar as they relate to the Call Option or may affect the interests of Citibank, N.A. as holder of such option (including the provisions relating to the interest rate reset and resale to a Final Dealer, but excluding the provisions referred to in the next sentence), constitute obligations of the Company that are made for the benefit of, and are enforceable by, Citibank, N.A., in its individual capacity and not as Calculation Agent. In addition, insofar as the provisions of any Bond purport to provide rights to Citibank, N.A. against any holder of such Bond (including the right to purchase such Bond from any holder on any Reset Date pursuant to the Call Option), the Company shall take all action reasonably necessary or desirable to enforce such rights in its own name, but for the benefit of Citibank, N.A. so as to ensure that Citibank, N.A. receives the full benefit of such rights as if they were enforceable directly by Citibank, N.A., in each case if, to the extent and in the manner, but only if, to the extent and in the manner, requested by Citibank, N.A. Among other things, if requested by Citibank, N.A., such action by the Company shall include


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

effecting transfers of Bonds or beneficial interests therein as contemplated in paragraph 9 of the reverse of the Bonds, exchanging Bonds in book-entry form for Bonds that are not in such form and vice-versa as contemplated in paragraph 9 of the reverse of the Bonds and instituting suit to enforce specific performance of such rights or to obtain money damages or other relief in respect of such rights, whether against the holders or their respective successors, assigns, estates, heirs or representatives. Without limiting the foregoing, Citibank, N.A. may take any action under the Bonds (including giving any notice, making any determination and effecting any settlement pursuant to paragraphs 11, 2 and 5 thereof) that the provisions of the Bonds contemplate may be taken by Citibank, N.A., and the Company will not take any action unless Citibank, N.A. requests it to do so. Citibank, N.A. shall reimburse the Company for any reasonable, out-of-pocket expenses the Company incurs, including reasonable counsel fees and expenses, in connection with any action it may take in this regard at the request of Citibank, N.A. The Company's agreements set forth in this paragraph shall not be invalid or unenforceable by reason of any provision of the Bonds being unenforceable by Citibank, N.A. This paragraph is not intended to limit any rights that Citibank, N.A. may have under the Indenture or the Bonds as a holder or owner of Securities from time to time.

                  (e) Notwithstanding any provision to the contrary set forth in the Bonds or the Indenture (but subject to section 5(d) above), the Company (i) will use its best efforts to maintain the Bonds in book-entry form with The Depository Trust Company ("DTC") or any successor thereto and to appoint a successor depository to the extent necessary to maintain the Bonds in book-entry form and (ii) will waive any discretionary right it otherwise has under the Indenture to cause the Bonds to be issued in certificated form. The Company will perform its obligations, and pursue its rights against DTC, under the DTC Letter of Representations dated August 16, 2001 among the Company, the Trustee and DTC.

                  (f) If Citibank, N.A. resigns or is removed as Calculation Agent, the Company will take such steps as are necessary to ensure that there is at all times thereafter a qualified financial institution appointed and serving as Calculation Agent pursuant to an agreement with the Company that is substantially similar to this Agreement (excluding this section 5) or that is not materially adverse to the interests of Citibank, N.A. as holder of the Call Option. The Company will promptly provide Citibank, N.A. with a copy of each such agreement.

The agreements made in this section 5 will remain in effect regardless of whether or not Citibank, N.A. ceases to act as Calculation Agent or to perform its duties as Calculation Agent hereunder, and regardless of any change in the Trustee. The agreements of the Company in this section 5 are not contingent in any way upon the agreements of the parties set forth in the other sections of this Agreement, will be binding upon the Company and its successors and will inure to the benefit of Citibank, N.A. and its successors.

                  6. (a) Citibank, N.A., in its individual capacity and not as Calculation


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Agent, hereby agrees with the Company and the Trustee, for the benefit of the
Company and the applicable holders of the Bonds from time to time, that, if Citibank, N.A. exercises the Call Option with respect to any Reset Date when the Bonds are outstanding, it will purchase the outstanding Bonds from the registered holders thereof on such Reset Date upon the terms and subject to the conditions (including the absence of a Market Disruption Event or Failed Remarketing) set forth in such Bonds, all as provided in such Bonds. If Citibank, N.A. exercises the Call Option and becomes obligated under this Agreement to purchase outstanding Bonds on any Reset Date but fails to do so, and the Company becomes obligated to purchase such Bonds on the Reset Date as provided in the Bonds, such purchase by the Company will not relieve Citibank, N.A. from any liability it may have on its obligation under this Agreement to purchase such Bonds. The holders of the Bonds shall have no right, claim or remedy under this Agreement except as provided in this section 6.

                  (b) If any of the following events (each a "Call Option Termination Event") shall occur on or prior to the Reset Date, then (i) the Company shall notify Citibank, N.A. promptly of the occurrence of such event (including, in the case of clause (B) below, any modification of any kind to the Indenture or the Bonds) and (ii) Citibank, N.A., as holder of the Call Option, shall upon the occurrence of such event be entitled to demand that the Company pay them the Call Option Termination Amount (as defined below), and the Company shall pay such amount to Citibank, N.A. within three Business Days (as defined in the Indenture) of the date of such demand: (A) an Event of Default (as defined in the Indenture) with respect to the Bonds, or any event which, with the giving of notice or passage of time or both, would constitute such an Event of Default, shall have occurred and be continuing, or (B) the Indenture or the Bonds shall have been amended in any manner, or otherwise contain any provision not contained therein as of the date hereof, that in the reasonable judgment of Citibank, N.A. materially changes the nature of the Bonds or the coupon reset procedures, unless consented to in writing by Citibank, N.A. The Call Option shall terminate upon payment of the Call Option Termination Amount.

                  (c) The "Call Option Termination Amount" shall mean, on any date, the amount determined by Citibank, N.A. equal to the "Fair Market Value" of the embedded interest rate option implicit in the option to purchase the Bonds on the Reset Date at 100% of the aggregate principal amount thereof. "Fair Market Value" shall be determined by Citibank, N.A., as follows: Citibank, N.A. shall request five primary U.S. Government securities dealers (each a "Reference Treasury Dealer") in the City of New York to provide its quotation of the amount required to enter into an agreement with Citibank, N.A. that would have the effect of preserving for Citibank, N.A. the economic equivalent of the Call Option, assuming the Call Option Termination Event had not occurred. Citibank, N.A. shall request each Reference Treasury Dealer to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the notice provided for in paragraph (b) above. The day and time as of which these quotations are to be obtained will be selected in good faith by Citibank, N.A. If more than three


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

quotations are provided, the Fair Market Value shall be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. (For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded.) If three or fewer such quotations are provided, the Fair Market Value shall be the arithmetic mean of the quotations. The determination of the Call Option Termination Amount by Citibank, N.A. shall, absent manifest error, be binding on the Company. Notwithstanding the foregoing, (i) if a Call Option Termination Event occurs after Citibank, N.A.'s exercise of the Call Option (or if a Call Option Termination Event occurs prior to such exercise, but notice thereof is not received by Citibank, N.A. until after such exercise) and prior to the time a Final Dealer (which may be Citibank, N.A.) becomes obligated to purchase the Bonds on the Reset Date, the Call Option Termination Amount shall equal (A) the aggregate principal amount of the Bonds outstanding multiplied by (B) the Margin as calculated by Citibank, N.A. in accordance with the procedures set forth in the Bonds as soon as reasonably practicable after the occurrence of such Call Option Termination Event (or receipt of such notice), and (ii) if a Call Option Termination Event occurs after the time a Final Dealer (which may be Citibank, N.A.) becomes obligated to purchase the Bonds on the Reset Date, the Call Option Termination Amount shall equal (A) the aggregate principal amount of the Bonds outstanding multiplied by (B) the Margin as calculated on the date such Final Dealer became so obligated.


                  7. Any notice required to be given hereunder shall be delivered in person, sent by overnight courier, registered mail, return receipt requested, or facsimile or communicated by telephone (subject, in the case of communication by telephone, to confirmation dispatched within twenty-four hours by letter or by facsimile), in the case of the Company, to:

                  The Kroger Co.
                  1014 Vine Street
                  Cincinnati, Ohio 45202
                  Attention: Treasurer
                  Facsimile: (513) 762-4454;

         in the case of the Calculation Agent, to:

                  Citibank, N.A.
                  233 South Wacker Street
                  85th Floor
                  Chicago, Illinois 60606
                  Attention: John Bruce
                  Facsimile: (312) 876-8487;

         in the case of Citibank, N.A. (in its individual capacity, and not as Calculation


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

         Agent), to:

                  Citibank, N.A.
                  233 South Wacker Street
                  85th Floor
                  Chicago, Illinois 60606
                  Attention: John Bruce
                  Facsimile: (312) 876-8487;

         and in the case of the Trustee, to:

                  U.S. Bank, N.A.
                  425 Walnut Street, P.O. Box 1118
                  Cincinnati, Ohio 45201-1118
                  Attention: Corporate Trust Administration
                  Facsimile: (513) 632-5511

or to any other address of which any party shall have notified the others in writing as herein provided. Any notice hereunder given by facsimile or letter, first class mail, shall be deemed to be received upon actual receipt thereof.

                  8. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                  9. The rights and obligations of the Company hereunder may not be assigned or delegated to any other person (other than an affiliate of the Company, to which it may assign such rights) without the prior written consent of Citibank, N.A. The rights and obligations of Citibank, N.A. hereunder may not be assigned or delegated to any other person (other than an affiliate of Citibank, N.A., to which it may assign such rights) without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and Citibank, N.A. and their respective successors and assigns, and will not confer any benefit upon any other person (other than as provided in section 6 above). The terms "successors" and "assigns" shall not include any purchaser of Bonds merely because of such purchase.




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


                  10. If any provision of this Agreement shall be held invalid or unenforceable as applied in any particular case in any or all jurisdictions, such circumstances shall not have the effect of rendering the provision invalid or unenforceable in any other case or jurisdiction, or of rendering any other provision of this Agreement invalid or unenforceable.

                  11. This Agreement may be amended by any instrument in writing signed by each of the parties hereto.

                  12. This Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.



                                    The Kroger Co.



                                    By:
                                       ----------------------------------------
                                       Name:
                                       Title:



                                    Citibank, N.A.



                                    By:
                                       ----------------------------------------
                                          Name:
                                          Title:




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


                                     ANNEX A

                                FORM OF REFERENCE
                                DEALER AGREEMENT


__________, 200_



_____________________
_____________________
_____________________
_____________________


Dear Sirs:

                  The Kroger Co., an Ohio corporation (the "Company"), has issued $250,000,000 in outstanding principal amount of its Puttable Reset Securities (PURS) due August 16, 2012 (the "Bonds") pursuant to an Indenture, dated as of June 25, 1999, as supplemented by the First Supplemental Indenture, dated as of June 25, 1999, the Second Supplemental Indenture, dated as of June 25, 1999, the Third Supplemental Indenture, dated as of June 25, 1999, the Fourth Supplemental Indenture, dated as of September 22, 1999, the Fifth Supplemental Indenture, dated as of September 22, 1999, the Sixth Supplemental Indenture, dated as of September 22, 1999, the Seventh Supplemental Indenture, dated as of February 11, 2000, the Eighth Supplemental Indenture, dated as of February 11, 2000, the Ninth Supplemental Indenture, dated as of August 21, 2000, the Tenth Supplemental Indenture, dated as of May 11, 2001, the Eleventh Supplemental Indenture, dated as of May 11, 2001 and the Twelfth Supplemental Indenture, dated as of August 16, 2001 (collectively, the "Indenture"), in each case among the Company and U.S. Bank, N.A. f/k/a Firstar Bank, N.A., as trustee (the "Trustee") and, as applicable, the Guarantors named therein. The Bonds provide for the reset of the rate at which interest will accrue thereon and for their resale on the Reset Date. Pursuant to a Calculation Agency Agreement, dated August 16, 2001 between the Company and Citibank, N.A. (the "Calculation Agency Agreement"), we have been appointed as the calculation agent (the "Calculation Agent") for purposes of determining the new interest rate for the Bonds on the Reset Date. As Calculation Agent, we would like to extend to you an invitation to participate in the interest reset and resale process as a Reference Dealer, as described more fully in the Bonds.

                  Capitalized terms used in this Agreement and not defined herein will have the meanings ascribed to them in the Bonds.


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

                  The Calculation Date to which this agreement relates is
[           ], and the Reset Date is [         ].

                  Please note that by executing this agreement, you agree that, if you are selected as the Final Dealer, you will purchase from Citibank, N.A. on the Calculation Date for settlement on the Reset Date and at the Final Offer Price your Pro Rata portion of the Bonds that Citibank, N.A. may purchase pursuant to the Call Option and tender for sale to you on the Reset Date. We will inform you whether you have been selected as the Final Dealer on or shortly after the Calculation Date. If you are selected as the Final Dealer, (i) the aggregate principal amount of Bonds which you may be required to purchase will not exceed your Pro Rata portion of the Bonds that Citibank, N.A. purchases pursuant to the Call Option (we will inform you of the actual amount on the Reset Date), (ii) the price for such Bonds will be the Final Offer Price, which we will provide to you when requesting your bid on the Calculation Date, and
(iii) the Adjusted Rate for the Bonds for the Reset Period beginning on such Reset Date will be calculated by us based on the bid submitted (and confirmed in writing) by you on the Calculation Date.


                  Notwithstanding anything to the contrary set forth in this Agreement, you will have no obligation or right to purchase any Bonds on any Reset Date if you are not selected as the Final Dealer or if Citibank, N.A. does not purchase such Bonds on the Reset Date. Neither the Calculation Agent nor the Company has any obligation hereunder to sell any Bonds to you.

                  If you are willing to participate as a Reference Dealer under the terms described above, please fill in the information requested below and have an appropriate person sign and return this agreement to us by ________________, ____. Upon acceptance hereof by you, this letter shall constitute a binding agreement between you and us, and for the benefit of the Company and Citibank, N.A. (in its individual capacity and not as Calculation Agent).

                  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.


                                   Very truly yours,


                                   Citibank, N.A.,
                                           as Calculation Agent


                                   By:
                                      ------------------------------------------
                                      Name:
                                      Title:


Accepted as of the date hereof:




By:
    ---------------------------
      Name:
      Title:


Contact:
         -----------------------

Telephone No.:
               -----------------

Facsimile No.:
               -----------------



                                      -13-